Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122369 of Cox Radio, Inc. on Form S-8 of our report dated March 30, 2007, appearing in this Annual Report on Form 11-K of Cox Radio, Inc. 2004 Employee Stock Purchase Plan for the period from January 1, 2006 to March 31, 2006 (date of termination).

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 30, 2007